Avatar Systems, Inc. Reports First Quarter 2008 Results -- Net Income of $153,336 or $0.02 per Share

FRISCO, TX -- 05/29/2008 -- Avatar Systems, Inc. (PINKSHEETS: AVSY) today announced positive results for the quarter ending March 31, 2008. Revenues were $1,305,965 compared to revenues of $966,248 for the comparable quarter of 2007 representing a 35% increase. Software sales increased 56.3%, Maintenance 20.6% and Professional Services 80.4%. Net income for the first quarter 2008 was $153,336 compared to a loss of $5,914 for the first quarter of 2007.

Chuck Shreve, President and CEO, Avatar Systems, commented, "Our maintenance revenues provide the foundation for our company to continue providing world-class customer support and improve the features in our products. We have several major new product releases coming this year in 2008. We anticipate tremendous growth within our current client base with the planned new releases. Avatar continues to improve upon its products and services offering while staying focused on customer support. Our customers are investing in better technology and information systems and Avatar is directly benefiting. We expect continued strong demand and improved performance as we move forward."

Avatar Systems' Headquarters are in Frisco, Texas, with branch offices in Midland and Tyler, TX. The Company provides ERP/Accounting Software and Computing Infrastructure Solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware2000™, Integra Energy™ products for Microsoft Windows, Avatar400™ on the IBM AS400 platform, and subscribers utilizing its Software as a Service (SaaS) On-Demand ASP services. Avatar's products and services provide an excellent resource for critical information management requirements of the petroleum industry. Avatar also provides document imaging, workflow and business process management as well as disaster recovery and remote backup services for all vertical markets.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectation or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Contact:
Avatar Systems, Inc.
(800) 490-0055